DSW Inc. Names Jared Poff as Chief Financial Officer

COLUMBUS, Ohio, November 18, 2016, DSW Inc. (NYSE: DSW),  leading branded footwear and accessories retailer, today announced the appointment of Jared Poff, Senior Vice President to Chief Financial Officer, effective immediately.

DSW Inc. promoted Jared Poff to Senior Vice President, Finance, and interim Chief Financial Officer, on June 6, 2016. Since joining DSW on January, 2015, Mr. Poff served as Vice President of Finance, Business Development, and Treasurer of DSW, where his role included responsibilities in financial reporting and accounting operations. Prior to joining DSW, Mr. Poff served as Vice President, Treasurer at Big Lots, Inc. since February 2004. Mr. Poff graduated with a Bachelor of Business Administration degree from Bowling Green State University and a Master of Business Administration from Franklin University.

Roger Rawlins, Chief Executive Officer of DSW Inc. stated “We are very excited to name Jared as Chief Financial Officer. He has extensive experience in the retail sector and has been an invaluable contributor since joining DSW. Jared’s financial acumen and ability to lead will be instrumental to DSW’s continued growth and future success.”

About DSW Inc.
DSW Inc. is a leading branded footwear and accessories retailer that offers a wide selection of brand name and designer dress, casual and athletic footwear and accessories for women, men and kids. As of November 18, 2016, DSW operates 500 stores in 43 states, the District of Columbia and Puerto Rico, and operates an e-commerce site, http://www.dsw.com, and a mobile website, http://m.dsw.com. DSW Inc. also supplies footwear to 396 leased locations in the United States and two e-commerce sites under the Affiliated Business Group. DSW Inc. also owns Ebuys, a leading off price footwear and accessories retailer operating in digital marketplaces in North America, Europe, Australia and Asia. For store locations and additional information about DSW Inc., visit http://www.dswinc.com. Follow DSW on Twitter at http://twitter.com/DSWShoeLovers and Facebook at http://www.facebook.com/DSW.
SOURCE DSW Inc.
For further information:
Christina Cheng, Senior Director, Investor Relations, investorrelations@dswinc.com